Exhibit 3.2

                              ARTICLES OF AMENDMENT
                        TO THE ARTICLES OF INCORPORATION
                                       OF
                                 TECHLABS, INC.

         Pursuant to Section 607.10025 of the Business Corporation Act of the State of Florida, the undersigned being the President of TECHLABS, INC., a corporation organized and existing under and by virtue of the Business Corporation Act of the State of Florida (the "Corporation"), bearing document number P98000047602, does hereby certify that the following resolutions were adopted by the Board of Directors on November 4, 2002 pursuant to its authority:

         WHEREAS, the Corporation's Articles of Incorporation, as amended, provide that it is authorized to issue 5,000,000,000 shares of common stock, par value $0.001 per share (the "Common Stock"), 10,000,000 shares of preferred stock, par value $.001 per share (the "Preferred Stock"), 25,000,000 shares of special preferred stock, par value $.001 per share (the "Special Preferred Stock") and 10,000,000 shares of blank check preferred stock, par value $.001 per share (the "Blank Check Preferred"). Of the 25,000,000 shares of Special Preferred Stock, 12,500,000 shares shall be designated Class A Special Preferred Stock and shall have a par value of $.001 per share. Series of the Blank Check Preferred Stock may be created and issued from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such series of Blank Check Preferred Stock as adopted by the Board of Directors pursuant to the authority in this paragraph given.

         WHEREAS, the Corporation presently has issued and outstanding 12,323,437 shares of Common Stock.

         WHEREAS, pursuant to Section 607.10025 of the Florida Business Corporation Act, a combination of the Corporation's Common Stock may be effected solely by an action of the Corporation's Board of Directors without shareholder approval provided that as a result of such amendment, the percentage of authorized shares remaining unissued after the share combination will not exceed the percentage of authorized shares that were unissued before the combination.

         NOW, THEREFORE, the Board of Directors be and hereby amends the Corporation's Articles of Incorporation to reduce the number of authorized shares of Common Stock from 5,000,000,000 shares to 200,000,000 shares, thereby reducing the number of authorized shares of Common Stock on a basis of 25 for one; and be it

         FURTHER RESOLVED, that these Articles of Amendment to the Corporation's Articles of Incorporation shall become effective on November 14, 2002; and be it

         FURTHER RESOLVED, that immediately upon the effectiveness of these Articles of Amendment, the number of issued and outstanding shares of the Corporation's Common Stock shall be combined on the basis of one share for each 25 shares issued and outstanding immediately prior to the effectiveness of such Articles of Amendment; and be it

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         FURTHER RESOLVED, that the proper officers of the Corporation be and hereby are authorized and directed to cause these Articles of Amendment to be filed with the Secretary of State of Florida and to take such additional acts or actions as they deem necessary and appropriate in connection therewith; and be it

         FURTHER RESOLVED, that this Amendment to the Corporation's Articles of Incorporation does not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and does not result in the percentage of authorized shares that remain unissued after the combination exceeding the percentage of authorized shares that were unissued before the combination; and be it

         FURTHER RESOLVED, unless otherwise amended by these Articles of Amendment, all other provisions of the Corporation's Articles of Incorporation, as amended, shall remain in full force and effect.

         These Articles of Amendment were adopted by the unanimous consent of the Corporation's Board of Directors on November 4, 2002 and no shareholder consent was required for the adoption thereof pursuant to the provisions of
Section 607.10025 of the Florida Business Corporation Act.

         IN WITNESS WHEREOF, the undersigned, being the President of this Corporation, has executed these Articles of Amendment as of November 4, 2002.

                                        TECHLABS, INC.

                                        By: /s/ Jayme Dorrough
                                            ------------------
                                        Jayme Dorrough, President


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